Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire Reports FY24 Third Quarter Results

ST. LOUIS (July 31, 2024) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2024 third quarter ended June 30. Highlights include:

•	Net loss of $12.6 million, or ($0.28) per diluted share, compared to a net loss of $21.6 million, or ($0.48) per share a year ago
•	On a net economic earnings* (NEE) basis, a loss of $4.3 million, or ($0.14) per share, compared to a loss of $18.6 million, or ($0.42) per share a year ago
•	Fiscal 2024 net economic earnings guidance range lowered to $4.15–$4.25 per share from $4.25–$4.45

For fiscal 2024 third quarter, Spire reported a consolidated net economic loss per share of $0.14, $0.28 better than last year, reflecting improved results across all segments. Gas Utility earnings benefitted from new rates partially offset by higher depreciation and bad debt expense. Gas Marketing earnings increased due to improved transportation margins. Finally, Midstream earnings were favorable as a result of new storage capacity that came online in the third quarter and the inclusion of MoGas and Salt Plains.

“Our results improved for the third quarter across all segments, and we maintained strong operational performance,” said Steve Lindsey, president and chief executive officer of Spire. “This quarter, we launched a customer affordability initiative expected to lower our overall costs and improve operational efficiency, with realized benefits anticipated in 2025 and 2026. We will see some uplift in the last three months of this fiscal year, but not enough to offset the impacts of lower than expected Spire Missouri margin and higher interest that we saw earlier this year. As a result, we are lowering our net economic earnings guidance for fiscal 2024 to $4.15–$4.25 per share. We remain confident in our ability to grow our business and serve our customers and communities with safe, reliable and affordable energy.”

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2024	2023	2024	2023
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(11.0)	$(12.3)
Gas Marketing	1.0	(2.5)
Midstream	13.9	3.6
Other	(8.2)	(7.4)
Total	$(4.3)	$(18.6)	$(0.14)	$(0.42)
Fair value and timing adjustments, pre-tax	(6.2)	(3.4)	(0.11)	(0.06)
Acquisition and restructuring activities, pre-tax	(4.8)	(0.5)	(0.08)	(0.01)
Income tax effect of adjustments	2.7	0.9	0.05	0.01
Net Loss	$(12.6)	$(21.6)	$(0.28)	$(0.48)
Weighted Average Diluted Shares Outstanding	57.7	52.5

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

During the quarter, Spire launched an initiative to improve long-term customer affordability targeted at lowering our overall cost structure and improve operational efficiency. The initiative included expense reductions across shared services and management organizations, including targeted reductions in workforce and a retirement incentive program. The results for the quarter include the costs associated with this initiative, totaling $4.6 million (or $3.4 million after tax), which are excluded from net economic earnings.

The earnings per share comparison includes higher weighted-average shares outstanding resulting from the issuance of 2.7 million shares in March 2024 related to the conversion of the equity units and 1.7 million shares in December 2023 related to the settlement of forward shares under the at-the-market equity program.

NEE excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment reported a net economic loss during fiscal 2024 third quarter of $11.0 million, an improvement compared to an NEE loss of $12.3 million in the prior year, reflecting improvement at the Southeast Utilities.

Contribution margin increased $11.6 million primarily due to the benefit of rates implemented in January 2024 at Spire Alabama, Spire Missouri ISRS revenues and increased usage net of weather mitigation.

Operation and maintenance expense, excluding a charge of $4.4 million related to the launch of the customer affordability initiative, was $1.7 million lower than a year ago due to a decline in employee related costs and third-party spend partially offset by higher bad debt expense.

Depreciation expense increased $5.0 million from last year reflecting increased capital investment. The benefit of gas carrying costs credits decreased by $3.2 million, offset, in part, by lower interest expense of $0.7 million.

Gas Marketing

The Gas Marketing segment reported NEE in fiscal 2024 third quarter of $1.0 million, compared to an NEE loss of $2.5 million in the prior year. Fiscal 2024 earnings benefitted from asset optimization resulting in improved transportation margins.

Midstream

The Midstream segment reported fiscal 2024 third quarter NEE of $13.9 million compared to $3.6 million in the year-ago period. The improvement was driven by higher storage earnings, reflecting additional capacity and new contracts at higher rates effective this quarter for Spire Storage West and new contracts at higher rates for Spire Salt Plains. The segment also benefitted from the acquisition of MoGas and the inclusion of Salt Plains in net economic earnings this year.

Other

Spire’s other activities reported a loss on an NEE basis of $8.2 million, compared to a loss of $7.4 million in the prior year, as higher interest of $3.4 million was largely offset by offset by lower corporate costs.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2024	2023	2024	2023
Net Economic Earnings (Loss)* by Segment
Gas Utility	$252.8	$234.5
Gas Marketing	23.7	45.0
Midstream	20.1	11.6
Other	(21.6)	(25.4)
Total	$275.0	$265.7	$4.73	$4.83
Fair value and timing adjustments, pre-tax	9.2	(22.2)	0.16	(0.42)
Acquisition and restructuring activities, pre-tax	(6.7)	(0.5)	(0.12)	(0.01)
Income tax effect of adjustments	(0.7)	5.6	(0.01)	0.11
Net Income	$276.8	$248.6	$4.76	$4.51
Weighted Average Diluted Shares Outstanding	55.7	52.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2024, Spire reported consolidated net income of $276.8 million ($4.76 per diluted share) compared to prior-year net income of $248.6 million ($4.51 per diluted share). Net economic earnings were $275.0 million ($4.73 per share) compared to NEE of $265.7 million ($4.83 per share) last year. The results reflect growth at the Gas Utility and Midstream segments, partially offset by lower Gas Marketing earnings.

Gas Utility results benefited from new rates offset by lower Spire Missouri weather-driven usage, higher interest, bad debt and depreciation costs. Utility operation and maintenance expense, after excluding a charge of $4.4 million related to the customer affordability initiative, was $2.6 million lower than a year ago.

Gas Marketing NEE was lower compared to the prior year as very favorable Winter 2023 market conditions did not recur.

Midstream NEE improved driven by higher storage earnings, reflecting the additional capacity and new contracts at higher rates, as well as the inclusion of MoGas and Salt Plains in net economic earnings this year.

The loss in Spire’s other activities reflects higher interest expense offset by the settlement of an interest rate hedge as well as lower corporate costs.

Guidance and Outlook

We remain confident in our ability to grow long-term NEE per share 5–7% driven by expected 7–8% annual utility rate base growth, reflecting our robust capital investment plan.

During the fiscal third quarter, Spire launched an initiative to improve long-term customer affordability targeted at lowering our overall cost structure and improve operational efficiency.  Most of the benefit is anticipated to be realized in 2025 and 2026. This initiative will only partially offset the impacts of the warm winter, higher interest expense and bad debt expense experienced in 2024. As a result, Spire lowered its fiscal 2024 NEE guidance range to $4.15–$4.25 per share compared to the prior range of $4.25–$4.45 per share.

Our 10-year $7.3 billion capital investment target through fiscal 2033 is driven by increasing investment in infrastructure upgrades and new business in the Gas Utility segment. Expected capital expenditures for fiscal 2024 has increased from $800 million to $830 million driven by increased deployment of advanced meters.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2024 third quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Wednesday, July 31
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on July 31 until August 31, 2024, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 2598655.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Operating Revenues	$414.1	$418.5	$2,299.2	$2,355.9
Operating Expenses:
Natural gas	140.9	169.8	1,048.7	1,175.5
Operation and maintenance	126.7	125.5	395.2	389.7
Depreciation and amortization	71.4	64.3	207.3	189.0
Taxes, other than income taxes	44.4	46.9	179.5	179.2
Total Operating Expenses	383.4	406.5	1,830.7	1,933.4
Operating Income	30.7	12.0	468.5	422.5
Interest Expense, Net	48.8	46.7	151.6	137.5
Other Income, Net	2.4	6.3	27.2	19.3
(Loss) Income Before Income Taxes	(15.7)	(28.4)	344.1	304.3
Income Tax (Benefit) Expense	(3.1)	(6.8)	67.3	55.7
Net (Loss) Income	(12.6)	(21.6)	276.8	248.6
Provision for preferred dividends	3.7	3.7	11.1	11.1
(Loss) income allocated to participating securities	—	(0.1)	0.4	0.4
Net (Loss) Income Available to Common Shareholders	$(16.3)	$(25.2)	$265.3	$237.1

Weighted Average Number of Shares Outstanding:
Basic	57.7	52.5	55.6	52.5
Diluted	57.7	52.5	55.7	52.6

Basic (Loss) Earnings Per Common Share	$(0.28)	$(0.48)	$4.77	$4.52
Diluted (Loss) Earnings Per Common Share	$(0.28)	$(0.48)	$4.76	$4.51
Dividends Declared Per Common Share	$0.755	$0.72	$2.265	$2.16

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2024	2023	2023
ASSETS
Utility Plant	$8,612.9	$8,210.1	$8,016.7
Less: Accumulated depreciation and amortization	2,510.4	2,431.2	2,382.9
Net Utility Plant	6,102.5	5,778.9	5,633.8
Non-utility Property	917.9	628.5	582.7
Other Investments	112.1	102.6	102.5
Total Other Property and Investments	1,030.0	731.1	685.2
Current Assets:
Cash and cash equivalents	7.4	5.6	5.3
Accounts receivable, net	318.6	288.5	338.6
Inventories	230.1	279.5	243.1
Other	269.7	503.3	274.2
Total Current Assets	825.8	1,076.9	861.2
Deferred Charges and Other Assets	2,752.6	2,726.7	2,857.3
Total Assets	$10,710.9	$10,313.6	$10,037.5

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,959.2	1,669.7	1,630.9
Retained earnings	1,093.4	958.0	1,028.4
Accumulated other comprehensive income	38.6	47.6	31.2
Total Shareholders' Equity	3,333.2	2,917.3	2,932.5
Temporary equity	8.6	16.5	17.7
Long-term debt (less current portion)	3,422.3	3,554.0	3,553.3
Total Capitalization	6,764.1	6,487.8	6,503.5
Current Liabilities:
Current portion of long-term debt	307.0	156.6	406.6
Notes payable	771.0	955.5	557.6
Accounts payable	205.2	253.1	196.3
Accrued liabilities and other	426.6	390.2	369.9
Total Current Liabilities	1,709.8	1,755.4	1,530.4
Deferred Credits and Other Liabilities:
Deferred income taxes	819.6	743.7	735.9
Pension and postretirement benefit costs	128.5	137.3	154.7
Asset retirement obligations	596.0	577.4	538.1
Regulatory liabilities	547.5	472.4	428.1
Other	145.4	139.6	146.8
Total Deferred Credits and Other Liabilities	2,237.0	2,070.4	2,003.6
Total Capitalization and Liabilities	$10,710.9	$10,313.6	$10,037.5

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2024	2023
Operating Activities:
Net Income	$276.8	$248.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	207.3	189.0
Deferred income taxes and investment tax credits	66.4	55.7
Changes in assets and liabilities	273.0	(99.4)
Other	6.0	10.2
Net cash provided by operating activities	829.5	404.1

Investing Activities:
Capital expenditures	(631.5)	(483.3)
Business acquisitions, net of cash acquired	(175.9)	(37.0)
Other	5.4	3.9
Net cash used in investing activities	(802.0)	(516.4)

Financing Activities:
Issuance of long-term debt	175.0	755.0
Repayment of long-term debt	(156.6)	(31.2)
Repayment of short-term debt, net	(184.5)	(479.9)
Issuance of common stock	287.2	4.0
Dividends paid on common stock	(124.3)	(112.5)
Dividends paid on preferred stock	(11.1)	(11.1)
Other	(5.3)	(7.5)
Net cash (used in) provided by financing activities	(19.6)	116.8

Net Increase in Cash, Cash Equivalents, and Restricted Cash	7.9	4.5
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	25.8	20.5
Cash, Cash Equivalents, and Restricted Cash at End of Period	$33.7	$25.0

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2024
Net (Loss) Income [GAAP]	$(14.4)	$(3.6)	$13.8	$(8.4)	$(12.6)	$(0.28)
Adjustments, pre-tax:
Fair value and timing adjustments	0.1	6.1	—	—	6.2	0.11
Acquisition and restructuring activities	4.4	—	0.2	0.2	4.8	0.08
Income tax effect of adjustments (1)	(1.1)	(1.5)	(0.1)	—	(2.7)	(0.05)
Net Economic (Loss) Earnings [Non-GAAP]	$(11.0)	$1.0	$13.9	$(8.2)	$(4.3)	$(0.14)

Three Months Ended June 30, 2023
Net (Loss) Income [GAAP]	$(12.4)	$(4.9)	$3.1	$(7.4)	$(21.6)	$(0.48)
Adjustments, pre-tax:
Fair value and timing adjustments	0.2	3.2	—	—	3.4	0.06
Acquisition activities	—	—	0.5	—	0.5	0.01
Income tax effect of adjustments (1)	(0.1)	(0.8)	—	—	(0.9)	(0.01)
Net Economic (Loss) Earnings [Non-GAAP]	$(12.3)	$(2.5)	$3.6	$(7.4)	$(18.6)	$(0.42)

Nine Months Ended June 30, 2024
Net Income (Loss) [GAAP]	$249.4	$30.7	$18.5	$(21.8)	$276.8	$4.76
Adjustments, pre-tax:
Fair value and timing adjustments	0.1	(9.3)	—	—	(9.2)	(0.16)
Acquisition and restructuring activities	4.4	—	2.1	0.2	6.7	0.12
Income tax effect of adjustments (1)	(1.1)	2.3	(0.5)	—	0.7	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$252.8	$23.7	$20.1	$(21.6)	$275.0	$4.73

Nine Months Ended June 30, 2023
Net Income (Loss) [GAAP]	$234.0	$28.9	$11.1	$(25.4)	$248.6	$4.51
Adjustments, pre-tax:
Fair value and timing adjustments	0.7	21.5	—	—	22.2	0.42
Acquisition activities	—	—	0.5	—	0.5	0.01
Income tax effect of adjustments (1)	(0.2)	(5.4)	—	—	(5.6)	(0.11)
Net Economic Earnings (Loss) [Non-GAAP]	$234.5	$45.0	$11.6	$(25.4)	$265.7	$4.83

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended June 30, 2024
Operating Income (Loss) [GAAP]	$17.0	$(5.2)	$18.8	$0.1	$—	$30.7
Operation and maintenance expenses	114.4	4.3	8.0	4.5	(4.5)	126.7
Depreciation and amortization	66.7	0.3	4.2	0.2	—	71.4
Taxes, other than income taxes	43.1	0.3	1.2	—	(0.2)	44.4
Less: Gross receipts tax expense	(22.4)	—	—	—	—	(22.4)
Contribution Margin [Non-GAAP]	218.8	(0.3)	32.2	4.8	(4.7)	250.8
Natural gas costs	131.5	21.5	0.3	—	(12.4)	140.9
Gross receipts tax expense	22.4	—	—	—	—	22.4
Operating Revenues	$372.7	$21.2	$32.5	$4.8	$(17.1)	$414.1

Three Months Ended June 30, 2023
Operating Income (Loss) [GAAP]	$13.9	$(7.1)	$6.5	$(1.3)	$—	$12.0
Operation and maintenance expenses	111.7	4.2	8.1	5.5	(4.0)	125.5
Depreciation and amortization	61.7	0.3	2.1	0.2	—	64.3
Taxes, other than income taxes	45.9	0.4	0.7	(0.1)	—	46.9
Less: Gross receipts tax expense	(26.0)	—	—	—	—	(26.0)
Contribution Margin [Non-GAAP]	207.2	(2.2)	17.4	4.3	(4.0)	222.7
Natural gas costs	154.6	25.3	—	—	(10.1)	169.8
Gross receipts tax expense	26.0	—	—	—	—	26.0
Operating Revenues	$387.8	$23.1	$17.4	$4.3	$(14.1)	$418.5

Nine Months Ended June 30, 2024
Operating Income (Loss) [GAAP]	$401.1	$39.5	$29.5	$(1.6)	$—	$468.5
Operation and maintenance expenses	352.7	14.9	26.0	14.2	(12.6)	395.2
Depreciation and amortization	196.3	1.1	9.5	0.4	—	207.3
Taxes, other than income taxes	175.4	1.1	3.0	—	—	179.5
Less: Gross receipts tax expense	(113.3)	(0.2)	—	—	—	(113.5)
Contribution Margin [Non-GAAP]	1,012.2	56.4	68.0	13.0	(12.6)	1,137.0
Natural gas costs	1,035.1	46.9	0.9	—	(34.2)	1,048.7
Gross receipts tax expense	113.3	0.2	—	—	—	113.5
Operating Revenues	$2,160.6	$103.5	$68.9	$13.0	$(46.8)	$2,299.2

Nine Months Ended June 30, 2023
Operating Income (Loss) [GAAP]	$367.1	$36.7	$21.1	$(2.4)	$—	$422.5
Operation and maintenance expenses	350.9	16.2	20.1	14.4	(11.9)	389.7
Depreciation and amortization	181.6	1.0	6.0	0.4	—	189.0
Taxes, other than income taxes	176.2	1.1	1.9	—	—	179.2
Less: Gross receipts tax expense	(116.4)	(0.2)	—	—	—	(116.6)
Contribution Margin [Non-GAAP]	959.4	54.8	49.1	12.4	(11.9)	1,063.8
Natural gas costs	1,099.5	102.8	—	—	(26.8)	1,175.5
Gross receipts tax expense	116.4	0.2	—	—	—	116.6
Operating Revenues	$2,175.3	$157.8	$49.1	$12.4	$(38.7)	$2,355.9